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                                                                   EXHIBIT 23.3

                         INDEPENDENT AUDITORS' CONSENT

  We consent to the use in this Registration Statement of American Tower Corporation (formerly American Tower Systems Corporation) on Form S-1, filed pursuant to Regulation 462(b), of our report on the financial statements of Diablo Communications of Southern California, Inc. dated February 7, 1997 and October 22, 1997 as to note 9 to the financial statements, appearing in the Prospectus included in Amendment No. 3 to Registration Statement No. 333-52481 of American Tower Corporation on Form S-1, which is incorporated into this Registration Statement.

  We also consent to the reference to us under the heading "Experts" in such Prospectus.

                                          Rooney, Ida, Nolt & Ahern
                                          Certified Public Accountants

Oakland, California
July 1, 1998